Exhibit 99.1

TRADEZERO ANNOUNCES REGULATORY APPROVAL

FOR RETAIL EQUITY AND OPTIONS TRADING IN CANADA

Brooklyn, New York and Oakville, Ontario, February 22, 2022 – TradeZero Holding Corp. (“TradeZero”), which operates broker-dealer subsidiaries that provide next-generation online trading platforms for active retail traders, announced that TradeZero’s Canadian subsidiary, TradeZero Securities Canada ULC (www.tradezero.ca), was admitted as a dealer-member of the Investment Industry Regulatory Organization of Canada and is approved to offer equity and options trading on US markets to retail traders in Canada. TradeZero’s Canadian broker dealer is headquartered in Oakville, Ontario.

“We are very excited to introduce the TradeZero platform and offer our exceptional trading experience to retail traders in Canada. Launching in Canada marks a major milestone in our ongoing growth and an additional step in our wider international expansion plans,” said Daniel Pipitone, CEO and Co-Founder of TradeZero.

On October 12, 2021, TradeZero announced that it had signed a definitive agreement with Dune Acquisition Corporation (Nasdaq: DUNE, DUNEW, DUNEU) (“Dune”), a special purpose acquisition corporation, which would result in TradeZero becoming a publicly traded company under the name “TradeZero Global Inc.” On January 26, 2022, Dune filed a preliminary proxy statement with the SEC relating to the proposed initial business combination with TradeZero (the “Business Combination”).

“Canada is a fantastic opportunity for TradeZero to continue its geographic expansion and offer its leading services to a market ripe for continued disruption,” said Carter Glatt, CEO and Founder of Dune. “We look forward to supporting TradeZero’s efforts to scale into additional geographies as it increases its international presence.”

TradeZero was founded in 2015 by a team that leveraged decades of collective operating and trading experience to build a next-generation trading platform tailored to the needs of the ever-growing community of sophisticated retail traders.

Through its broker-dealer subsidiaries, TradeZero offers retail traders commission-free stock trading and direct market center access to U.S. equities and equity options trading. Active retail traders choose TradeZero and its subsidiaries for its suite of advanced desktop, web-based and mobile platforms; professional-grade market access; sophisticated trading tools; and 24x7 live customer service.

TradeZero also offers robust shorting capability trading with access to hard-to-locate securities and its proprietary Shorts Locate Services, which allow TradeZero clients to sell their locates to other traders on the platform, who can then use them for their own short selling. The company serves both domestic and international active traders and offers extended trading hours of 4 am to 8 pm ET. In both 2020 and 2021, TradeZero was named Best Broker for Short Selling by the Benzinga Global Fintech Awards.

“Our goal is to provide a professional-grade, VIP experience for the retail trader, including personalized, real-time support, and the types of advanced trading tools and market access typically used by institutions. TradeZero’s momentum has been driven by our community of sophisticated, active retail traders who appreciate the ability on our platform to have tremendous control over their trading,” Mr. Pipitone said.

About TradeZero

TradeZero Holding Corp. owns TradeZero, Inc., a Nassau, Bahamas based broker-dealer serving international clients since 2015, and TradeZero America, Inc., a U.S. broker-dealer serving U.S. clients since 2019. TradeZero America, Inc. is a member of The New York Stock Exchange, NYSE Arca, Inc., NYSE American LLC, Nasdaq, Nasdaq BX and Cboe EDGX Exchange, Inc. Through its broker-dealer subsidiaries, TradeZero offers retail traders commission-free stock trading and direct market center access to U.S equities and equity options trading. TradeZero provides its clients with an advanced suite of desktop, web-based and mobile software platforms, all of which include its proprietary Short Locator (U.S. patent pending). TradeZero’s innovative features and capabilities for stock shorting accommodate all types of retail traders, especially the active trader. Visit https://www.tradezero.co for more information.

About Dune Acquisition Corporation

Dune Acquisition Corporation was founded by its Chief Executive Officer, Carter Glatt, to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

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Additional Information and Where to Find It

The Business Combination will be submitted to Dune’s stockholders for their consideration. Dune filed a preliminary proxy statement (the “Proxy Statement”) with the SEC on January 26, 2022. This press release does not contain all the information that should be considered concerning the proposed Business Combination and is not intended to form the basis of any investment decision or any other decision in respect of the Business Combination. Dune’s stockholders, TradeZero’s stockholders and other interested persons are advised to read the preliminary Proxy Statement and, when available, the amendments thereto and the definitive Proxy Statement and other documents filed in connection with the proposed Business Combination, as these materials will contain important information about TradeZero, Dune and the Business Combination. When available, the definitive Proxy Statement and other relevant materials for the proposed Business Combination will be mailed to stockholders of Dune as of a record date to be established for voting on the proposed Business Combination. Dune stockholders and TradeZero stockholders are able to obtain copies of the preliminary Proxy Statement and, once available, copies of the definitive Proxy Statement and other documents filed with the SEC, without charge, at the SEC’s website at www.sec.gov, or by directing a request to Dune’s secretary at 700 S. Rosemary Avenue, Suite 204, West Palm Beach, FL 33401, (917) 742-1904.

Participants in Solicitation

Dune and its directors and executive officers may be deemed participants in the solicitation of proxies from Dune’s stockholders with respect to the proposed Business Combination. A list of the names of those directors and executive officers and a description of their interests in Dune is contained in the Proxy Statement for the proposed Business Combination.

TradeZero and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from Dune’s stockholders with respect to the proposed Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed Business Combination are included in the Proxy Statement for the proposed Business Combination.

Cautionary Note Concerning Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed Business Combination, including statements regarding the benefits of the Business Combination, the anticipated timing of the Business Combination, the services offered by Trade Zero and Trade Zero’s projected future results. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) the risk that the proposed Business Combination disrupts TradeZero’s current plans and operations; (ii) the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of TradeZero to grow and manage growth profitably and retain its key employees; (iii) costs related to the proposed Business Combination; (iv) changes in applicable laws or regulations; (v) the possibility that Dune or TradeZero may be adversely affected by other economic, business, and/or competitive factors; (vi) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (vii) the outcome of any legal proceedings that may be instituted against Dune or TradeZero following the announcement of the merger agreement; (viii) the inability to complete the proposed Business Combination, including due to failure to obtain approval of the stockholders of Dune, certain regulatory approvals or satisfy other conditions to closing in the merger agreement; (ix) the impact of COVID-19 on TradeZero’s business and/or the ability of the parties to complete the proposed Business Combination; (x) the inability to obtain or maintain the listing of the post-business combination entity’s shares of common stock on a national securities exchange following the proposed Business Combination; or (xi) other risks and uncertainties indicated from time to time in the Proxy Statement relating to the proposed Business Combination, including those under “Risk Factors” therein, and in Dune’s or TradeZero’s other filings with the SEC. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of Dune’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2020 filed with the SEC on December 3, 2021, and the Proxy Statement discussed above and other documents filed by Dune from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and TradeZero and Dune assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither TradeZero nor Dune gives any assurance that either TradeZero or Dune will achieve its expectations.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Investor Contacts

Dune Acquisition Corporation

Carter Glatt

ir@duneacq.com

(917) 742-1904

TradeZero Holding Corp.

Michael Wichman or Steven Anreder

Anreder & Company

ir@tradezero.co

212-532-3232

Media Contact

Rubenstein Public Relations

Michelle Manoff

mmanoff@rubensteinpr.com

212-805-3051